AMERICAN RADIO SYSTEMS

FOR IMMEDIATE RELEASE             Contact:  Joe Winn, Chief Financial
                                            Officer or Bruce Danziger, Director
                                            of Investor Relations
                                            Tel:  (617) 375-7500

                             AMERICAN TOWER SYSTEMS
                         ACQUIRES GEARON COMMUNICATIONS

Boston,  Massachusetts--December  3,  1997--American  Tower Systems  Corporation
(ATS), a wholly-owned  subsidiary of American Radio Systems  Corporation  (NYSE:
AFM), announced today that it has reached an agreement to merge Gearon & Co., Inc. (Gearon) into ATS. Gearon is an Atlanta-based tower site acquisition and construction management company with towers located in the southeastern U.S. Gearon's customers include many of the large cellular and PCS providers.

ATS will pay approximately $32 million in cash and will issue approximately 5.3 million shares of common stock as consideration for the merger. The transaction, which is subject to regulatory approval, is expected to close within the next few weeks.

Steve Dodge, CEO of ATS, stated, "Michael Gearon has built a highly profitable company with a deep and capable staff, strong customer relationships, and forward momentum. We believe that the partnership of Gearon and American Tower Systems will provide a very attractive alternative to various service providers who may be considering outsourcing their investment in tower infrastructure. We will now have the management expertise and the capital to both develop and finance sites for our customers."

J. Michael Gearon, Jr., who is the principal owner of Gearon and who will become a Director and Executive Vice President of ATS, commented, "This merger combines American Tower's financial capabilities, successful tower management and ownership experience with Gearon's extensive leadership in turnkey communication site development. Our new company is now positioned to become the leader in this emerging industry."

ATS develops, acquires, manages and markets antenna sites for the wireless communications industry. Assuming the closing of all announced transactions, ATS will own and/or manage over 1,000 communications sites throughout the United States. ATS is headquartered in Boston and maintains regional offices in Connecticut, New Jersey, Pennsylvania, Washington, D.C., Virginia, South Carolina, Florida, Texas and
California.

On September 19, 1997, American Radio Systems entered into a merger agreement with CBS Corporation pursuant to which its radio operations will become a wholly owned subsidiary of CBS. Consummation of the transaction is subject to regulatory approval. Around the same time and as a condition of the merger, American Radio Systems will distribute to its shareholders the stock of ATS, which operates its communications tower business.


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